Exhibit 99.1(a)
Q2 2020 Earnings Prepared Comments
Abe Paul, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation second quarter 2020 earnings prepared comments. The Celanese Corporation second quarter 2020 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
The ongoing global pandemic has presented all of us with unprecedented challenges over the last few months. Our employees continued to put forth exceptional effort to execute on our business models and implement controllable actions during this difficult time. As a result of their efforts, we delivered second quarter adjusted earnings per share of $1.30 and free cash flow of $283 million, the sixth highest free cash flow for any quarter.
I would like to thank our manufacturing teams who continued to successfully operate our facilities to meet the product needs of our customers throughout the quarter while maintaining our health and safety standards. I would also like to thank our supply chain and customer service teams who worked closely with our customers to adapt to changes in their order patterns and needs. We are closely monitoring developments across the many countries where we operate and adapting, as needed, to maintain the safety and well-being of our people.
While significant challenges clearly remain, based off July demand and the current order book, it appears global demand levels bottomed in the second quarter. The pace of recovery and resilience to future setbacks varies widely by geography and end-market. We remain focused on controllable actions to maximize our free cash flow generation in an abnormally low demand environment. We are simultaneously preparing ourselves for recovery into 2021.
In April, we estimated that adjusted EBIT in the second quarter would fall sequentially by $150 to $250 million due to COVID-19. Due to employee efforts across the Company to apply our business models, drive productivity, and execute on controllable actions, we successfully limited that decline to approximately $140 million. Across our businesses, the impact of COVID-19 was predominantly seen in volume deterioration due to weak demand, particularly in the Western Hemisphere.
Engineered Materials delivered second quarter adjusted EBIT of $40 million, a $125 million decline from the first quarter. Net sales of $420 million reflected stable pricing and a sequential volume decline of 25 percent. This volume drop was largely due to a roughly 50 percent sequential decline in our global automotive demand as well as significantly weaker demand across various end markets including consumer appliances and industrial applications. Our medical volumes also came in below our expectations as elective medical procedures were deferred in many locations due to COVID-19. Despite these challenges, our teams successfully maintained pricing levels globally due to improved mix and slightly expanded margin over raw materials. The sequential decline in our adjusted EBIT was primarily due to approximately $75 million in lost contribution margin from lower volumes and approximately $40 million in incremental turnaround and inventory-related costs, primarily associated with the completed turnaround at Bishop. Operational costs declined by $17 million sequentially as a result of optimization efforts across our manufacturing network to align with demand levels. Contributions from our affiliates declined by $27 million sequentially, primarily driven by weaker Ibn Sina performance in a depressed oil environment.
Given its impact this quarter, I would like to share more detail on what we are seeing in automotive. We saw significant regional demand differences in our auto demand as the US and Europe fell approximately 60 percent sequentially and Asia held roughly flat. As a result, Asia captured nearly double the percentage of our global auto sales versus last quarter. While auto sales, particularly fleet sales, were down in the West, the more significant cause of softness in our auto demand was lower OEM production. Global auto build rates fell by 31 percent off the first quarter, led by declines across the Americas and Europe of 67 percent and 54 percent, respectively. In both regions, virtually every factory was closed during the first half of the quarter. Following restarts in late May and June, OEMs struggled to ramp up production rates due to social distancing protocols and supply challenges. We believe that most Western OEMs are now operating at between 70 and 90 percent of full capacity and should continue to slowly build those rates over the third quarter. As an indication of what recovery in the West may look like, auto builds in Asia grew 2 percent off first quarter levels, with a strong rebound in China offsetting weakness in the rest of the region. We continue to work closely with OEMs across all regions to understand changes to their new model launches and innovation priorities.
In the third quarter we expect Engineered Materials will recover about half of the adjusted EBIT decline we saw from the first to second quarter. We expect the business will recover about half of the second quarter loss in contribution margin due to higher sequential volume in the third quarter. Approximately $20 million less in turnaround expense in the third quarter following completion of the Bishop turnaround, will be partially offset by further expected deterioration in our earnings from our Ibn Sina affiliate.

The Acetyl Chain recorded $116 million in second quarter adjusted EBIT, a sequential decline of $23 million. Net sales of $662 million included sequential pricing and volume declines of 11 and 6 percent, respectively. This volume decline included an 11 percent sequential drop due to COVID-19 that was partially offset by an incremental 5 percent volume from the Elotex acquisition. Under these demand conditions global utilization rates for acetic acid and VAM fell sharply to the mid-60's and low-70's, respectively. A backdrop of continued raw material deflation, including sharp declines in methanol and ethylene further pressured industry pricing. As a result of these dynamics, we faced widespread sequential pricing headwinds in acetic acid, VAM, and emulsions across every region. Our teams closely monitored real-time spreads over raw materials and flexed our product and regional optionality to ensure we placed each ton at the highest margin. In response to greater margin compression in VAM, we pushed derivatization of acetic acid further to emulsions and powders when possible. Our teams also worked a number of regional activations, including placement of higher sequential volumes of VAM, emulsions, and certain acid derivatives in China where demand was relatively stronger than the West. As a result of these purposeful commercial actions and many more, the Acetyl Chain delivered differentiated adjusted EBIT margins of 17.5 percent amid some of the most challenging conditions we have seen.
During the second quarter, acetic acid prices in China reached the lowest levels since the middle of 2016. History has shown that these pricing levels represent the severest of trough conditions and I would like to further compare these two time periods. Versus the second quarter of 2016, our net sales this quarter were lower by 15 percent, due entirely to less tonnage sold as a result of COVID-19. Despite this, the Acetyl Chain delivered increased adjusted EBIT at a higher margin this quarter. In other words, the network and commercial optionality our teams have built over the last few years has lifted the foundational earnings of the Acetyl Chain to more than offset the added impact of COVID-19 on historical trough conditions.
Looking ahead, we expect the Acetyl Chain will deliver similar adjusted EBIT results in the third quarter, with modest sequential volume recovery offsetting incremental costs associated with turnarounds including Frankfurt, Cangrejera, and Singapore. We do not anticipate any sequential pricing improvement until global demand approaches pre-COVID levels, given depressed industry utilization and a severely deflated raw materials backdrop.
Acetate Tow delivered consistent performance in the second quarter with adjusted EBIT of $64 million, at a margin of 50.4 percent, a second quarter record. This business provides us with unique stability as underlying demand for our tow products remains largely unaffected by ongoing global challenges. Dividends from our Chinese affiliates declined $5 million sequentially, due to normal calendarization of dividend payments. We expect the business to deliver resilient adjusted EBIT in the third quarter as well.
Across the Company, we see early signs of demand recovery including modest improvement in July order patterns in Engineered Materials and the Acetyl Chain. In the third quarter, we have line of sight to recovering about a third of the sequential declines in both consolidated adjusted EBIT and adjusted earnings per share that we experienced in the second quarter. Virtually all of this earnings recovery will come from improvement in Engineered Materials.
At this stage, it is still unclear how far along the recovery will be heading into the fourth quarter. We do anticipate some improvement in demand fundamentals in the latter part of the year, although not enough to sequentially offset both expected year-end seasonality and fourth quarter turnarounds. As a result, we look to 2021 for a return to demand growth beyond 2019 levels. We are working on a number of fronts to ensure Celanese is fully prepared to take advantage of that anticipated demand growth in 2021.
This starts by preserving the financial strength and optionality of the organization. To this end, we continue to take decisive controllable actions to reduce our costs and maximize our free cash flow generation. We have achieved $135 million in productivity year to date, just over two-thirds of our 2020 target. The end result of our effort to maintain our financial strength has been robust free cash flow of over $400 million through the first half.
We are taking similar actions within our businesses to prepare for recovery and demand growth. I want to start by highlighting the transaction we announced last week to monetize our passive minority stake in

Polyplastics. We have been working with our partners over many years to raise the return profile of our affiliate investments. This has meant taking a more active role to the extent we can. For Polyplastics, our oldest Celanese joint venture, that has been extremely difficult. We are thrilled to be fully monetizing our ownership in Polyplastics and unlocking that capital which can now be redeployed to higher return opportunities that will drive growth. This transaction further expands the financial firepower available to us to execute strategic M&A. We continue to actively build our M&A pipeline consider all opportunities to generate shareholder value. Looking to recovery, this transaction frees us to devote more of our energy and resources to drive our own growth.
Today, we also announced our intention to establish a Compounding Center of Excellence at our facility in Forli, Italy by consolidating the compounding operations at our facilities in Kaiserslautern, Germany; Wehr, Germany; and Ferrara Marconi, Italy. We expect to transfer production assets to Forli in stages over the next 12 to 24 months to optimize our compounding footprint and further improve the cost and scalability of our production. We have decided to utilize this period of reduced demand in 2020 to immediately begin this optimization process in Europe in order to begin realizing cost savings in 2021 while still fully meeting regional demand needs.
Additionally, we have looked at our turnaround schedule in 2021 for opportunities. We have decided to move a major turnaround at our POM facility in Frankfurt, our largest in Engineered Materials, from the second quarter of 2021 to the fourth quarter of this year to allow us to take advantage of this period of reduced demand. Following a series of turnarounds throughout our network in 2020, including a major turnaround at our Bishop POM facility, we will be exceptionally well-positioned to operate at elevated capacity and reliability levels next year and beyond. The fourth quarter Frankfurt turnaround will come at a cost of approximately $20 to $30 million.
In this period of lighter demand, we have also made progress with our supply chain improvement initiatives, implementing new technology and processes from customer order to delivery. We expect these improvements to be substantially complete by the end of this year, with a few additional improvements coming in 2021 and 2022. We are also leveraging the dynamic management of our supply chain planning and execution to align inventory levels in Engineered Materials with reduced demand. These actions resulted in a meaningful reduction in inventories in the second quarter. While our inventories will remain flat in the third quarter due to preparations for the Frankfurt POM turnaround, we anticipate that we will reduce our inventories in Engineered Materials by $30 to $50 million again in the fourth quarter.
Lastly in Engineered Materials, we continue to build out our resources and capabilities across key programs like electric vehicles, 5G communications, pharma/medical, and sustainability that will be areas of rapid innovation and growth in the future. We are also leveraging the current talent market to strategically add technical and commercial experts in these areas and others. During this period of restricted travel, our teams are engaging heavily with our partners in these spaces via online collaboration sessions and webinars to ensure we stay at the front of the innovation curve and to drive commercial wins. As one example, we just completed a three-year, $150 million contract with a leading Tier 1 automotive supplier.
Turning to preparations in the Acetyl Chain, we are also utilizing this period of weaker demand to complete needed turnarounds across our production network to ensure we are operating at full manufacturing capability in 2021. In the first half we completed a major turnaround at our Clear Lake methanol facility as well as turnarounds at a number of other facilities including Nanjing acetic acid. In the third and fourth quarters, we will be also be completing a series of additional turnarounds.
We continue to strengthen the sourcing flexibility across the Acetyl Chain. Our work over many years has allowed us to uniquely manage our raw material and production costs in this unusually low demand environment. We were pleased to recently extend our carbon monoxide sourcing contract in Nanjing, one of our critical raw materials to produce acetic acid. We have now extended the key sourcing needs of our core Asian facilities in Nanjing and Singapore as part of the deferral of our global acetic acid reconfiguration. We are working on a number of new or extended sourcing arrangements for other raw materials and will have expanded capacity to flex our production rates and sourcing needs in 2021.
Finally, we are rapidly progressing with the integration of our recent Elotex acquisition. This business is a natural extension of the Acetyl Chain beyond emulsions and we are already utilizing the additional downstream presence that it offers us. We have been pleased with the business continuity and customer integration thus far. We will continue to integrate the operating processes and systems of this business over the second half of the year and expect to be fully integrated by year end. Come 2021, we expect to benefit from the full synergistic potential of this acquisition.
In summary, I am inspired by the collective strength of our employees to navigate increasingly challenging conditions over the last year. As a result, not only is Celanese as strong financially as it has ever been, but we are as active as ever in building our business models, delivering productivity, and allocating our capital to projects that will drive future growth.
While challenges will persist for the remainder of 2020, our capacity as an organization to take purposeful actions to perform in any environment is as strong as ever. Our culture and people continue to thrive and we possess the greatest financial optionality in our history. With these strengths, we are exceptionally well-positioned and collectively committed to driving differentiated growth and shareholder value in the future.
Scott Richardson, Celanese Corporation, Chief Financial Officer
Lori highlighted that our preparation for recovery and growth starts with fully preserving the financial health and optionality of Celanese. This ties squarely back to our cash generation as an organization.
As a result of deliberate actions across our businesses and functions, we delivered a robust second quarter free cash flow of $283 million, converting 24 percent of our net sales. In one of the most challenging periods, this was the sixth-highest free cash flow in any quarter in our history. Let me walk through a few highlights of how we delivered this:

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We generated operating cash flow of $379 million in the second quarter, approaching levels consistent with the middle of last year. Despite severe demand compression, our businesses generated resilient performance, due to continued productivity, fixed cost management, and pricing discipline. Acetate Tow remained a stalwart generator of cash.

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We delivered a working capital contribution of nearly $70 million, primarily driven by net improvements in our accounts receivable and accounts payable balances. We also slightly decreased our inventory levels sequentially. Modest recovery anticipated over the next few quarters will not meaningfully contribute to further working capital inflows. Due to actions and initiatives underway, we still expect to deliver 2020 working capital contributions in the lower end of our prior guidance of $150 to $250 million.

•	Second quarter capex came in at $88 million, roughly consistent with average quarterly levels last year.
Celanese continues to generate more than ample cash to cover all our needs, including business operations, capital investment, debt obligations, and our dividend. Beyond this, we maintain wide access to credit markets and ample liquidity, including over $500 million in cash and $1.1 billion available on our revolving credit facility. In the second quarter we expanded our liquidity by lowering our revolver balance by $93 million while maintaining similar cash levels.
In the second quarter, we returned $74 million to our shareholders via dividends. We do not anticipate meaningful share repurchases for the remainder of 2020 beyond approximately $500 million related to the announced Polyplastics transaction, which would begin in proximity to closing.

In the second quarter, the full year tax rate for adjusted earnings per share was revised from 13 percent to 12 percent. The full year tax rate for adjusted earnings per share was 13 percent for 2019. The lower adjusted income tax rate for 2020 is primarily related to increased utilization of prior year foreign tax credit carryforwards in the U.S. The effective tax rate for continuing operations for the second quarter of 2020 was 24 percent versus 12 percent in the second quarter of 2019. The higher effective income tax rate is primarily related to adjustments to the recorded impacts of certain uncertain tax positions and the increased rate impact of such items due to lower earnings.
Net cash taxes paid were $5 million in the second quarter of 2020 compared with net cash taxes paid of $64 million in the second quarter of 2019. Cash tax payments in the second quarter of 2020 were lower than in 2019 primarily due to the lower earnings in the current year and the corporate income tax payment relief due to the global pandemic.
As we continue to navigate this challenging time, we remain focused on generating long-term shareholder value. In periods like this, that sometimes means that we make decisions to build sustainable future value over optimizing short-term earnings. A few examples come to mind:

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Lori highlighted the monetization of our Polyplastics joint venture. It is never easy to part ways with any business that contributes to earnings, particularly in a year like 2020. However, this transaction will generate tremendous incremental value for our shareholders as we deploy $1.575 billion in unlocked capital to higher-return opportunities.

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As we prepare for 2021, we have highlighted turnarounds we are moving forward into this year, including a major turnaround at our POM facility in Frankfurt. These will generate incremental expenses in the fourth quarter, but gives us full production capability when its value will be greater. As a result, our turnaround costs in 2021 will be meaningfully lower.

As we prepare for recovery and growth, we will continue to look for opportunities to strengthen our financial profile. We remain committed to taking actions across Celanese that will drive the greatest value for our shareholders.
This concludes our prepared remarks. We look forward to discussing our second quarter results and addressing your questions.

Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration, scope, severity and geographic spread of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, employee health issues, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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